Exhibit (a)(1)(i)

Offer to Purchase
by
Emmis Communications Corporation
Up to $6,000,000 in Value of Shares of Its 6.25% Series A
Cumulative Convertible Preferred Stock
At a Cash Purchase Price Not Greater than $15.56 per Preferred Share
Nor Less than $12.50 per Preferred Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 30, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”)

Emmis Communications Corporation, an Indiana corporation (the “Company,” “Emmis,” “we,” “us” or “our”), is offering to purchase up to $6,000,000 in value of shares of our 6.25% Series A Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), at a price not greater than $15.56 nor less than $12.50 per Preferred Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $6,000,000 in value of Preferred Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Preferred Share price that we will pay for Preferred Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Preferred Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $15.56 nor less than $12.50 per Preferred Share, that will allow us to purchase $6,000,000 in value of Preferred Shares, or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Preferred Shares having an aggregate value of less than $6,000,000 are properly tendered and not properly withdrawn, we will buy all Preferred Shares properly tendered and not properly withdrawn. All Preferred Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Preferred Shares tendered at a price lower than the Final Purchase Price. Only Preferred Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. Nevertheless, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the Preferred Shares tendered at or below the Final Purchase Price may not be purchased if, based on the Final Purchase Price, Preferred Shares having an aggregate value in excess of $6,000,000 are properly tendered and not properly withdrawn. However, if the application of the “odd lot” priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority. Preferred Shares not purchased in the Offer will be returned at our expense to the tendering shareholders promptly following the Expiration Date. Subject to applicable law, we reserve the right, in our sole discretion, to change the per Preferred Share purchase price range and to increase or decrease the value of Preferred Shares sought in the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer. See Section 1 (“Number of Preferred Shares; Proration”).

At the maximum Final Purchase Price of $15.56 per Preferred Share, we could purchase 385,604 Preferred Shares if the Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Preferred Shares as of December 1, 2011. At the minimum Final Purchase Price of $12.50 per Preferred Share, we could purchase 480,000 Preferred Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Preferred Shares as of December 1, 2011.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 (“Conditions of the Offer”).

The Preferred Shares are listed and traded on the National Association of Securities Dealers Automated Quotation Global Select Market (“Nasdaq-GS”) under the symbol “EMMSP.” On November 29, 2011, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Preferred Shares was $14.15 per Preferred Share. You are strongly urged to obtain current market quotations for the Preferred Shares before deciding whether and at what purchase price or purchase prices to tender your Preferred Shares. See Section 8 (“Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer”).

OUR BOARD OF DIRECTORS, WITH EIGHT DIRECTORS IN FAVOR AND ONE DIRECTOR (WHO WAS THE REMAINING DIRECTOR APPOINTED BY THE HOLDERS OF THE PREFERRED SHARES) DISSENTING, HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT (THE “INFORMATION AGENT”) AND THE DEPOSITARY (THE “DEPOSITARY”) FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PREFERRED SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR PREFERRED SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2 (“PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”).

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

This Offer to Purchase and the related Letter of Transmittal are first being mailed to the holders of Preferred Shares on or around December 1, 2011.

If you have questions or need assistance, you should contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Information Agent for the Offer is:

Offer to Purchase dated December 1, 2011

IMPORTANT

If you desire to tender all or any portion of your Preferred Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City Time, on Friday, December 30, 2011 (unless the Offer is extended):

•	if your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Preferred Shares for you;

•	if you hold certificates registered in your own name, complete and sign a Letter of Transmittal, according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Preferred Shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer; or

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Preferred Shares according to the procedure for book-entry transfer described in Section 3 (“Procedures for Tendering Preferred Shares”).

If you want to tender your Preferred Shares, but: (a) the certificates for your Preferred Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Preferred Shares if you comply with the guaranteed delivery procedures described in Section 3 (“Procedures for Tendering Preferred Shares”).

If you wish to maximize the chance that your Preferred Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Preferred Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Preferred Shares will be deemed to be tendered at the minimum price of $12.50 per Preferred Share. You should understand that this election may lower the Final Purchase Price and could result in your Preferred Shares being purchased at the minimum price of $12.50 per Preferred Share. The lower end of the price range for the Offer is below the last reported sale price of the Preferred Shares on the Nasdaq-GS on November 29, 2011, the last full trading day prior to announcement of the Offer, which was $14.15 per Preferred Share.

None of the Final Purchase Price will be allocated to accumulated and unpaid dividends or distributions, and no dividend will be paid on the Preferred Shares in connection with the Offer. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us.

We are not making the Offer to, and will not accept any tendered Preferred Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS, WITH EIGHT DIRECTORS IN FAVOR AND ONE DIRECTOR (WHO WAS THE REMAINING DIRECTOR APPOINTED BY THE HOLDERS OF THE PREFERRED SHARES) DISSENTING, HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PREFERRED SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR PREFERRED SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN

THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2 (“PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”).

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information contained in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer described in this Offer to Purchase and for a more complete description of the terms of the Offer, we strongly urge you to carefully read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated by reference. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Offer to Purchase and the related Letter to Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror
• The Offer is being made by Emmis Communications Corporation, an Indiana corporation. Emmis’ principal executive office is located at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, and its main telephone number is (317) 266-0100.

The Preferred Shares Subject to the Offer	• Up to $6,000,000 in value of the outstanding 6.25% Series A Cumulative Convertible Preferred Stock of Emmis, $0.01 par value per share.

See Section 1 (“Number of Preferred Shares; Proration”).

Terms of the Offer
• We are offering to purchase up to $6,000,000 in value of Preferred Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Preferred Share price by taking into account the total number of Preferred Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $15.56 nor less than $12.50 per Preferred Share, that will allow us to purchase $6,000,000 in value of Preferred Shares, or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn (the “Final Purchase Price”).

• If, based on the Final Purchase Price, Preferred Shares having an aggregate value of less than $6,000,000 are properly tendered and not properly withdrawn, we will buy all Preferred Shares properly tendered and not properly withdrawn. All Preferred Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Preferred Shares tendered at a price lower than the Final Purchase Price. Only Preferred Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. Nevertheless, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the Preferred Shares tendered at or below the Final Purchase Price may not be purchased if, based on the Final Purchase Price, Preferred Shares having an aggregate value in excess of $6,000,000 are properly tendered and not properly withdrawn. However, if the application of the “odd lot” priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority. Preferred Shares not purchased in the Offer will be returned at our expense to the tendering shareholders promptly following the Expiration Date.

• Subject to applicable law, we reserve the right, in our sole discretion, to change the per Preferred Share purchase price range and to increase or decrease the value of Preferred Shares sought in the Offer. In accordance with the rules of the SEC, we may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer.

See Section 1 (“Number of Preferred Shares; Proration”).

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Offer Payment	• For each tendered Preferred Share accepted for purchase by us, the holder will receive the Final Purchase Price.

See Section 1 (“Number of Preferred Shares; Proration”).

Proration
• If proration of the Preferred Shares is required, due to our inability to accept for purchase all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date without exceeding an aggregate of $6,000,000 in value of Preferred Shares, Emmis or the Depositary will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release.

See Section 1 (“Number of Preferred Shares; Proration”).

No Payment of Dividends or Distributions
• We have not declared a dividend on our Preferred Shares since October 15, 2008. As of December 1, 2011, dividends in arrears totaled $26,709,744, or $10.22 per Preferred Share. Agreements governing our existing indebtedness (including our Senior Secured Credit Facility (as defined below) and Notes Facility (as defined below)) prohibit us from paying dividends or distributions on the Preferred Shares, our shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”) and our shares of Class B common stock, $0.01 par value per share (the “Class B Common Stock”), and declaration and payment of future dividends or distributions will be at the discretion of Emmis’ Board of Directors. Shares of Class A Common Stock and shares of Class B Common Stock are referred to collectively as “Common Shares.”

• None of the Final Purchase Price will be allocated to accumulated and unpaid dividends or distributions, and no dividend will be paid on the Preferred Shares in connection with the Offer. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us.

See Section 8 (“Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer”).

Conditions to the Offer	The Offer is subject to certain conditions precedent, including the following:

• the satisfaction of all conditions precedent under the Note Purchase Agreement, dated November 10, 2011, by and among Emmis and Zell Credit Opportunities Master Fund, L.P. (the “Notes Facility”) for the borrowing of aggregate proceeds under the Notes Facility that are sufficient to fund the purchase of the Preferred Shares in the Offer and to pay all related fees and expenses;

• the closing sale price of the Preferred Shares on the Nasdaq-GS has not exceeded $15.56 for any five or more trading days on or after November 30, 2011 and on or prior to the Expiration Date;

• the absence of various material adverse changes affecting us;

• the absence of various actions, litigations, judgments or administrative actions;

• the absence of a default or event of default under the Notes Facility and the Amended and Restated Credit and Term Loan Agreement (as amended, the “Senior Secured Credit Facility”), dated November 2, 2006, by and among Emmis Operating Company, Emmis Communications Corporation, and the lenders and other parties set forth on the signature pages thereto;

• the absence of various market disruptions and other significant negative events affecting the financial markets or the U.S. or global economy;

• that we have not determined, in our reasonable judgment, that the consummation of the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS; and

• certain other customary conditions precedent.

See Section 7 (“Conditions of the Offer”) and Section 9 (“Source and Amount of Funds”) for additional details regarding the foregoing conditions precedent.

Aggregate Consideration	• We will pay up to $6,000,000 for the purchase of the Preferred Shares pursuant to the Offer.

See Section 1 (“Number of Preferred Shares; Proration”).

Expiration of the Offer	• The Offer will expire at 5:00 p.m., New York City Time, on Friday, December 30, 2011, unless extended or earlier terminated.

How to Tender Your Preferred Shares
• If you hold certificates registered in your own name, complete and sign a Letter of Transmittal, according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Preferred Shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer.

• If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Preferred Shares for you.

• If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Preferred Shares according to the procedure for book-entry transfer described in Section 3 (“Procedures for Tendering Preferred Shares”).

See Section 3 (“Procedures for Tendering Preferred Shares”).

Acceptance for Payment and Payment for Preferred Shares
• On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will determine the Final Purchase Price and accept for payment and pay for Preferred Shares that are properly tendered at prices at or below the Final Purchase Price and are not properly withdrawn, subject to possible delay due to proration.

See Section 5 (“Purchase of Preferred Shares and Payment of Purchase Price”).

Withdrawal Rights	• You may withdraw previously tendered Preferred Shares at any time before the Expiration Date, but not thereafter.

• If you tendered your Preferred Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Preferred Shares.

• In addition, tendered Preferred Shares that have not been accepted for purchase may be withdrawn after 5:00 p.m., New York City Time, on Monday, January 30, 2012, 40 business days after the commencement of the Offer.

See Section 4 (“Withdrawal Rights”).

Material Federal Income Tax Considerations	See Section 14 (“Material United States Federal Income Tax Consequences”).

Risk Factors
• You should consider carefully all of the information set forth in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Offer.

Effects of the Offer on Emmis	• We believe that the successful completion of the Offer will provide some liquidity to holders of the Preferred Shares at prices that they may not be able to obtain through market sales.

• Because we will be purchasing a number of the Preferred Shares at a discount to their liquidation preference and without paying any accrued and unpaid dividends on the Preferred Shares, the Offer will be accretive to the holders of our common equity.

• Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per Preferred Share, the Offer will have the following effects on Emmis:

  • Excluding Preferred Shares in which we have acquired rights to date (including those Preferred Shares whose vote we are currently able to direct), preferred equity will comprise approximately 14% of our total capitalization, down from approximately 20% as of November 30, 2011;

  • We will not have any obligation to pay accrued and unpaid dividends or distributions on any Preferred Shares accepted for purchase pursuant to the Offer, which we estimate will result in the elimination of $3,942,470 of accrued and unpaid dividends or distributions;

  • As a result of eliminating a substantial number of Preferred Shares, we estimate that our annual dividend expense, which decreases net income available to common shareholders, will decrease by $1,451,417 per year;

• We will incur additional interest expense on amounts drawn under our Notes Facility of $1,377,000 per year, compounded on a quarterly basis; and

  • The 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares will constitute 66.673% of the issued and outstanding Preferred Shares following the completion of the Offer. We do not intend to cause these Preferred Shares to be tendered in the Offer.

• Following the completion of the Offer, we may continue to engage in discussions and negotiations with holders of Preferred Shares with respect to, among other things, acquiring their Preferred Shares or entering into voting or other arrangements with such holders. Although our Board of Directors has not made any determinations with respect to making amendments to the terms of the Preferred Shares, if we are able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding Preferred Shares following the completion of the Offer, we may elect to, among other things, amend various provisions applicable to the Preferred Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Shares, (ii) removing the ability of the holders of Preferred Shares to require the Company to repurchase all or any portion of such holders’ Preferred Shares upon a change of control or certain going-private transactions, (iii) removing the Company’s obligation to pay to holders of Preferred Shares the amount of dividends in respect of their Preferred Shares that are currently accrued and unpaid, (iv) changing the designation of the Preferred Shares from “Cumulative” to “Non-Cumulative” such that dividends or distributions on the Preferred Shares shall cease to accrue, (v) eliminating the rights of the holders of Preferred Shares to nominate directors to the Company’s Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on the Company’s ability to pay dividends or make distributions on its Common Shares prior to paying accrued and unpaid dividends or distributions on Preferred Shares. If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding may be materially and adversely affected, and we may engage in various actions that are currently prohibited or limited by the various provisions of the Preferred Shares.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Source and Amount of Funds”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

Source and Amount of Funds
• The maximum value of Preferred Shares purchased in the Offer will be $6,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $6,500,000. We intend to use funds borrowed under our Notes Facility to purchase the Preferred Shares in the Offer and to pay all related fees and expenses.

See Section 9 (“Source and Amount of Funds”).

Possible Consequences if the Offer is not Completed
• If any conditions of the Offer are not satisfied, we will be under no obligation to purchase the Preferred Shares. No dividend will be paid on the Preferred Shares in connection with the Offer, whether or not the Offer is completed. If you do not tender your Preferred Shares, you will retain your rights in respect of accrued and unpaid dividends.

• Agreements governing our existing indebtedness (including our Senior Secured Credit Facility and the Notes Facility) prohibit us from paying dividends or distributions on the Preferred Shares and Common Shares, and payment of future dividends or distributions is at the discretion of Emmis’ Board of Directors. We do not expect to pay any dividends or distributions on the Preferred Shares in the foreseeable future, whether or not the Offer is completed.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

Liquidation Preference of Preferred Shares	• As of December 1, 2011, each Preferred Share had a liquidation preference of $50.00.

See “Risk Factors — The range of purchase prices offered per Preferred Share in the Offer are lower than the liquidation preference per Preferred Share.”

Appraisal Rights	• You do not have any appraisal rights in connection with the Offer.

See Section 13 (“Certain Legal Matters; Regulatory Approvals”).

Market Prices of the Preferred Shares	• On November 29, 2011, the last trading day prior to the announcement of the Offer, the reported closing sale price for the Preferred Shares on the Nasdaq-GS was $14.15.

• During the 12 months prior to November 29, 2011, the highest reported closing sale price for the Preferred Shares on the Nasdaq-GS was $19.94, and the lowest reported closing sale price was $12.75.

See “Risk Factors — The Final Purchase Price may be higher or lower than the prices at which the Preferred Shares trade on Nasdaq-GS before or after the Expiration Date,” “Market Prices of and Dividends or Distributions on the Preferred Shares” and Section 8 (“Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer”).

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Continued Listing of the Preferred Shares on the Nasdaq-GS
• We do not intend that the Offer will cause the Preferred Shares to be delisted from the Nasdaq-GS or that the Offer will be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act. It is therefore a condition precedent that we do not determine, in our reasonable judgment that the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “going-private transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS. We intend to use commercially reasonable efforts to maintain the listing once the Offer closes, although the future listing status of the Preferred Shares is subject to the determinations of the Nasdaq-GS and therefore is beyond our control.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

Interests of Directors and Executive Officers and Their Participation in the Offer	• As of December 1, 2011, our directors and officers as a group (12 persons) beneficially owned an aggregate of 1,000 Preferred Shares.

• Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders.

• No director, executive officer or holder of 10% or more of the total voting power of the Common Shares of Emmis intends to tender Preferred Shares into the Offer.

See Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

Information Agent	• BNY Mellon Shareowner Services

Depositary	• BNY Mellon Shareowner Services

No Recommendation as to Whether to Tender
• Our Board of Directors takes no position as to whether the Final Purchase Price or the other terms of the Offer are fair to the holders of the Preferred Shares. Our Board of Directors, with eight directors in favor and one director (who was the remaining director appointed by the holders of the Preferred Shares) dissenting:

  • has determined that completion of the Offer would be in the best interests of Emmis. Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer; and

• has authorized us to make the Offer.

• Nevertheless, neither we nor any member of our Board of Directors or BNY Mellon Shareowner Services, the Information Agent and the Depositary for the Offer, makes any recommendation to you as to whether you should tender or refrain from tendering your Preferred Shares or as to the purchase price or purchase prices at which you may choose to tender your Preferred Shares.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

Additional Documentation; Further Information; Assistance
• Any requests for assistance concerning the Offer may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (866) 301-0524. Beneficial owners may also contact their broker, dealer or other nominee.

• Any requests for additional copies of this Offer to Purchase and the Letters of Transmittal may be directed to the Information Agent.

You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether or not to tender your Preferred Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some questions and answers regarding the Offer that you may have as a holder of Preferred Shares. We urge you to read carefully this entire Offer to Purchase, including the section entitled “Risk Factors,” the related Letter of Transmittal, our Annual Report and Quarterly Reports and the documents incorporated by reference in this Offer to Purchase. Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to purchase my Preferred Shares?

The issuer of the Preferred Shares, Emmis Communications Corporation, an Indiana corporation, is offering to purchase the Preferred Shares. See Section 1 (“Number of Preferred Shares; Proration”).

What is Emmis offering to purchase?

We are offering to purchase up to $6,000,000 in value of Preferred Shares. See Section 1 (“Number of Preferred Shares; Proration”).

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer is an element of our overall plan to enhance shareholder value and rationalize our capital structure. It reflects our confidence in our future outlook and long-term value. If successfully completed, the Offer will provide liquidity to the holders of Preferred Shares at prices that they may not be able to obtain through market sales. Because we will be purchasing the Preferred Shares at a discount to their liquidation preference and without paying any accrued and unpaid dividends on the Preferred Shares, the Offer will be accretive to the holders of our common equity.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Preferred Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Preferred Shares without potential disruption to the trading of the Preferred Shares on the Nasdaq-GS) with an opportunity to obtain liquidity with respect to all or a portion of their Preferred Shares without potential disruption to the Preferred Share price.

Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per share,

•	Excluding Preferred Shares in which we have acquired rights to date (including those Preferred Shares whose vote we are currently able to direct), preferred equity will comprise approximately 14% of our total capitalization, down from approximately 20% as of November 30, 2011;

•	We will not have any obligation to pay accrued and unpaid dividends or distributions on any Preferred Shares accepted for purchase pursuant to the Offer, which we estimate will result in the elimination of $3,942,470 of accrued and unpaid dividends;

•	As a result of eliminating a substantial number of Preferred Shares, we estimate that our annual dividend expense, which decreases net income available to common shareholders, will decrease by $1,451,417 per year, which will be partly offset by the interest we will have to pay for amounts drawn under our Notes Facility of $1,377,000 per year in connection with the Offer, compounded on a quarterly basis; and

•	The 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares will constitute 66.673% of the issued and outstanding Preferred Shares following the completion of the Offer. We do not intend to cause these Preferred Shares to be tendered in the Offer.

See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Source and Amount of Funds”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

The Offer also provides our shareholders with an efficient way to sell their Preferred Shares without incurring brokers’ fees or commissions associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1

(“Number of Preferred Shares; Proration”), who hold Preferred Shares registered in their names and tender their Preferred Shares directly to the Depositary and whose Preferred Shares are purchased in the Offer will avoid any applicable odd lot discount that might otherwise be payable on sales of their Preferred Shares. See Section 1 (“Number of Preferred Shares; Proration”) and Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

We do not intend that the Offer will cause the Preferred Shares to be delisted from the Nasdaq-GS or that the Offer will be a “going-private transaction” for purposes of Rule 13e-3 under the Exchange Act. It is therefore a condition precedent that we do not determine, in our reasonable judgment that the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS. We intend to use commercially reasonable efforts to maintain the listing once the Offer closes, although the future listing status of the Preferred Shares is subject to the determinations of the Nasdaq-GS and therefore is beyond our control.

How many Preferred Shares will we purchase in the Offer?

We will purchase up to $6,000,000 in value of Preferred Shares in the Offer or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $15.56 per Preferred Share, we could purchase 385,604 Preferred Shares if the Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Preferred Shares as of December 1, 2011. At the minimum Final Purchase Price of $12.50 per Preferred Share, we could purchase 480,000 Preferred Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Preferred Shares as of December 1, 2011. If, based on the Final Purchase Price, more than $6,000,000 in value of Preferred Shares are properly tendered and not properly withdrawn, we will purchase all Preferred Shares tendered at or below the Final Purchase Price on a pro rata basis, but Preferred Shares tendered in amounts of less than 100 Preferred Shares (“old lots”) will be purchased first. We expressly reserve the right to purchase additional Preferred Shares in the Offer, subject to applicable law. See Section 1 (“Number of Preferred Shares; Proration”). The Offer is not conditioned on any minimum number of Preferred Shares being tendered but is subject to certain other conditions. See Section 7 (“Conditions of the Offer”).

In accordance with the rules of the SEC, we may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer. See Section 1 (“Number of Preferred Shares; Proration”).

What will the purchase price for the Preferred Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Preferred Shares. The price range for the Offer is $12.50 to $15.56 per Preferred Share. We will select the single lowest purchase price, not greater than $15.56 nor less than $12.50 per Preferred Share, that will allow us to purchase $6,000,000 in value of Preferred Shares at such price, based on the number of Preferred Shares tendered, or, if fewer Preferred Shares are properly tendered, all Preferred Shares that are properly tendered and not properly withdrawn. We will purchase all Preferred Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Preferred Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Preferred Shares, you should check the box in the section entitled “Preferred Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Preferred Share At Which Preferred Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Preferred Shares being purchased at the minimum price of $12.50 per Preferred Share, a price that is below the last reported sale price of the Preferred Shares on the Nasdaq-GS on November 29, 2011, the last full trading day prior to announcement of the Offer, which was $14.15 per Preferred Share, and could be below the last reported sale price of the Preferred Shares on the Nasdaq-GS on the Expiration Date.

If we purchase your Preferred Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 (“Number of Preferred Shares; Proration”) and Section 3 (“Procedures for Tendering Preferred Shares”).

How will we pay for the Preferred Shares?

The maximum value of Preferred Shares purchased in the Offer will be $6,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $6,500,000. We intend to pay for the Preferred Shares with cash borrowed under our Notes Facility. See Section 9 (“Source and Amount of Funds”).

How long do I have to tender my Preferred Shares?

You may tender your Preferred Shares until the Offer expires. The Offer will expire on Friday, December 30, 2011, at 5:00 p.m., New York City Time, unless we extend the Offer. See Section 1 (“Number of Preferred Shares; Proration”). We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 (“Number of Preferred Shares; Proration”) and Section 15 (“Extension of the Offer; Termination; Amendment”). If a broker, dealer, commercial bank, trust company or other nominee holds your Preferred Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Preferred Shares to find out its deadline. See Section 3 (“Procedure for Tendering Preferred Shares”).

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Preferred Shares that have been tendered. See Section 15 (“Extension of the Offer; Termination; Amendment”). We can terminate the Offer under certain circumstances. See Section 7 (“Conditions of the Offer”).

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City Time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. If we extend the Offer, you may withdraw your Preferred Shares until the Expiration Date, as extended. See Section 15 (“Extension of the Offer; Termination; Amendment”).

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Preferred Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us on or prior to the Expiration Date, including, but not limited to:

•	the satisfaction of all conditions precedent under the Notes Facility for the borrowing of aggregate proceeds under the Notes Facility that are sufficient to fund the purchase of the Preferred Shares in the Offer and to pay all related fees and expenses;

•	the closing sale price of the Preferred Shares on the Nasdaq-GS has not exceeded $15.56 for any five or more trading days on or after November 30, 2011 and on or prior to the Expiration Date;

•	there has been no action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order, administrative action, investigation, arbitration, litigation, suit or other civil or criminal proceeding, or any other decision, judgment, writ, decree, award or other determination of any government authority, audit, review, ruling, other action or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Preferred Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Preferred Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Preferred Shares pursuant to the Offer;

•	no change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, income, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to the Company or any of its subsidiaries;

•	no default or event of default has occurred, is continuing to occur, or would occur as a result of the consummation of the Offer, under either the Notes Facility, or the Senior Secured Credit Facility;

•	no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	no decrease of more than 10% in the market price of the Preferred Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on November 29, 2011, the last trading day prior to announcement of the Offer;

•	no commencement or declaration of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after December 1, 2011;

•	no material escalation of any war or armed hostilities which had commenced prior to December 1, 2011;

•	no change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Preferred Shares; or

•	any approval, permit, authorization, favorable review, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition; or

•	we shall not have determined, in our reasonable judgment, that the consummation of the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS.

For a more detailed discussion of the conditions to the Offer, please see Section 7 (“Conditions of the Offer”).

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How do I tender my Preferred Shares?

If you want to tender all or part of your Preferred Shares, you must do one of the following before 5:00 p.m., New York City Time, on Friday, December 30, 2011, or any later time and date to which the Offer may be extended:

•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Preferred Shares and any other documents required by the Letter of Transmittal to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Preferred Shares for you; or

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Preferred Shares according to the procedure for book-entry transfer described in Section 3 (“Procedures for Tendering Preferred Shares”).

If you want to tender your Preferred Shares, but (a) the certificates for your Preferred Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Preferred Shares if you comply with the guaranteed delivery procedures described in Section 3 (“Procedures for Tendering Preferred Shares”).

We are not making the Offer to, and will not accept any tendered Preferred Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 (“Procedures for Tendering Preferred Shares”) and the Instructions to the Letter of Transmittal.

Once I have tendered Preferred Shares in the Offer, may I withdraw my tendered Preferred Shares?

Yes. You may withdraw any Preferred Shares you have tendered at any time before 5:00 p.m., New York City Time, on Friday, December 30, 2011, or any later Expiration Date, if the Offer is extended. If after 5:00 p.m., New York City Time, on Monday, January 30, 2012 (40 business days after the commencement of the Offer) we have not accepted for payment the Preferred Shares you have tendered to us, you may also withdraw your Preferred Shares at any time thereafter. See Section 4 (“Withdrawal Rights”).

How do I withdraw Preferred Shares I previously tendered?

To properly withdraw Preferred Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares. Some additional requirements apply if the certificates for Preferred Shares to be withdrawn have been delivered to the Depositary or if your Preferred Shares have been tendered under the procedure for book-entry transfer set forth in Section 3 (“Procedures for Tendering Preferred Shares”).

In what order will you purchase the tendered Preferred Shares?

We will purchase Preferred Shares on the following basis:

•	first, we will purchase all Preferred Shares properly tendered and not properly withdrawn by any odd lot holder (holders of “odd lots” of less than 100 Preferred Shares) who (i) tenders all Preferred Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Preferred Shares owned by such odd lot holder will not qualify for this preference); and (ii) completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; provided, however that if the application of such odd lot priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority;

•	second, after the purchase of all of the Preferred Shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6 (“Conditional Tender of Preferred Shares,” whereby a holder may specify a minimum number of such holder’s Preferred Shares that must be purchased if any such Preferred Shares are purchased), we will purchase all other Preferred Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Preferred Shares; and

•	third, only if necessary to permit us to purchase $6,000,000 in value of Preferred Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Preferred Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Preferred Shares are conditionally tendered must have tendered all of their Preferred Shares.

Therefore, it is possible that we will not purchase all of the Preferred Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 (“Number of Preferred Shares; Proration”).

What does the Board of Directors think of the Offer?

Our Board of Directors, with eight directors in favor and one director (who was the remaining director appointed by the holders of the Preferred Shares) dissenting, has authorized us to make the Offer. However, neither we nor any member of our Board of Directors or BNY Mellon Shareowner Services, the Information Agent and the Depositary for the Offer, makes any recommendation to you as to whether you should tender or refrain from tendering your Preferred Shares or as to the purchase price or purchase prices at which you may choose to tender your Preferred Shares. Neither we nor any member of our Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Preferred Shares and, if so, how many Preferred Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”). You should discuss whether to tender your Preferred Shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Offer affect my Preferred Shares?

Each holder of Preferred Shares must make his or her own decision as to whether he or she wants to tender his or her Preferred Shares in the Offer. Holders of Preferred Shares are under no obligation to tender their Preferred Shares, and our obligations to the holders of Preferred Shares whose Preferred Shares are not purchased pursuant to the Offer will remain unchanged. Holders of Preferred Shares who decide not to tender will own a greater percentage interest in the outstanding Preferred Shares following the consummation of the Offer. These shareholders will also continue to bear the risks associated with owning the Preferred Shares, including our inability to pay dividends or distributions on our Preferred Shares, the increased amount of our indebtedness under the Notes Facility as a result of the completion of the Offer, and other risks resulting from our purchase of Preferred Shares in the Offer. In addition, the Preferred Shares, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank junior to any indebtedness of the Company (including any indebtedness of the Company under its Senior Secured Credit Facility and the Notes Facility) and holders of Preferred Shares will generally not be entitled to receive any payments in respect of their Preferred Shares prior to the satisfaction of the claims of the Company’s lenders.

Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per share, the 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares will constitute 66.673% of the issued and outstanding Preferred Shares following the completion of the Offer. We do not intend to cause these Preferred Shares to be tendered in the Offer.

Following the completion of the Offer, we may continue to engage in discussions and negotiations with holders of Preferred Shares with respect to, among other things, acquiring their Preferred Shares or entering into voting or other arrangements with such holders. Although our Board of Directors has not made any determinations with respect to making amendments to the terms of the Preferred Shares, if we are able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding Preferred Shares following the completion of the Offer, we may elect to, among other things, amend various provisions applicable to the Preferred Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Shares, (ii) removing the ability of the holders of Preferred Shares to require the Company to repurchase all or any portion of such holders’ Preferred Shares upon a change of control or certain going-private transactions, (iii) removing the Company’s obligation to pay to holders of Preferred Shares the amount of dividends in respect of their Preferred Shares that are currently accrued and unpaid, (iv) changing the designation of the Preferred Shares from “Cumulative” to “Non-Cumulative” such that dividends or distributions on the Preferred Shares shall cease to accrue, (v) eliminating the rights of the holders of Preferred Shares to nominate directors to the Company’s Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on the Company’s ability to pay dividends or make distributions on its Common Shares prior to paying accrued and unpaid dividends or distributions on Preferred Shares. If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding may be materially and adversely affected, and we may engage in various actions that are currently prohibited or limited by the various provisions of the Preferred Shares. See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Source and Amount of Funds”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

Following the Offer, will the Preferred Shares continue to trade publicly?

We do not intend that the Offer will cause the Preferred Shares to be delisted from the Nasdaq-GS or that the Offer will be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act. It is therefore a condition precedent that we do not determine, in our reasonable judgment that the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “going-private transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS. We intend to use commercially reasonable efforts to maintain the listing once the Offer closes, although the future listing status of the Preferred Shares is subject to the determinations of the Nasdaq-GS and therefore is beyond our control. See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”).

When and how will you pay me for the Preferred Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Preferred Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Preferred Shares until at least four business days after the Expiration Date. We will pay for the Preferred Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Preferred Shares accepted for payment. See Section 1 (“Number of Preferred Shares; Proration”) and Section 5 (“Purchase of Preferred Shares and Payment of Purchase Price”).

What is the recent market price of my Preferred Shares?

On November 29, 2011, the last trading day prior to the announcement of the Offer, the reported closing sale price for the Preferred Shares on the Nasdaq-GS was $14.15. During the 12 months prior to November 29, 2011, the highest reported closing sale price for the Preferred Shares on the Nasdaq-GS was $19.94, and the lowest reported closing sale price was $12.75. You are strongly urged to obtain current market quotations for the Preferred Shares before deciding whether and at what purchase price or purchase prices to tender your Preferred Shares. See Section 8 (Price Range of Preferred Shares; No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offer”).

Will I receive accrued and unpaid dividends or distributions on my Preferred Shares?

We have not declared a dividend on our Preferred Shares since October 15, 2008. As of December 1, 2011, dividends in arrears totaled $26,709,744, or $10.22 per Preferred Share. Agreements governing Emmis’ existing indebtedness (including our Senior Secured Credit Facility and the Notes Facility) prohibit us from paying dividends or distributions on the Preferred Shares and Common Shares, and payment of future dividends or distributions is at the discretion of Emmis’ Board of Directors. We do not expect to pay any dividends or distributions on the Preferred Shares in the foreseeable future, whether or not the Offer is completed.

None of the Final Purchase Price will be allocated to accumulated and unpaid dividends or distributions, and no dividend will be paid on the Preferred Shares in connection with the Offer, whether or not the Offer is completed. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us. See Section 8 (“Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer”).

Will I have to pay brokerage commissions if I tender my Preferred Shares?

If you are a registered shareholder and you tender your Preferred Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3 (“Procedures for Tendering Preferred Shares”).

Will I have to pay stock transfer tax if I tender my Preferred Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Preferred Shares to the registered holder, you will not incur any stock transfer tax. See Section 5 (“Purchase of Preferred Shares and Payment of Purchase Price”).

What are the United States federal income tax consequences if I tender my Preferred Shares?

Generally, if you are a U.S. Holder (as defined in Section 14 (“Material United States Federal Income Tax Consequences”), your receipt of cash from us in exchange for the Preferred Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Preferred Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Preferred Shares purchased by us or as a distribution from us in respect of our stock. See Section 14 (“Material United States Federal Income Tax Consequences”) for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 14 (“Material United States Federal Income Tax Consequences”)) , because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as consideration received in respect of a sale or exchange of the Preferred Shares purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding tax purposes. Accordingly, if you are a non-U.S. Holder, you will be subject to withholding tax on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding tax by timely completing, under penalties of perjury, the applicable Form W-8. See Section 14 (“Material United Sates Federal Income Tax Consequences”) for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?

The Information Agent can help answer your questions. The Information Agent is BNY Mellon Shareowner Services. The Information Agent’s contact information is set forth below.

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Call Toll Free: (866) 301-0524
Call Collect: (201) 680-6579

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Purchase, including those described below, and the risk factors set forth in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q regarding the risks of investment in our securities, before you decide whether to tender your Preferred Shares.

No party has made any determination that the Offer is fair to holders of Preferred Shares.

Neither we, nor any member of our Board of Directors, the Information Agent, or the Depositary are making a recommendation as to whether holders of Preferred Shares should tender their Preferred Shares in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Shares for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

The range of purchase prices offered per Preferred Share in the Offer are lower than the liquidation preference per Preferred Share.

The range of purchase prices being offered per Preferred Share in the Offer is lower than the stated liquidation preference per Preferred Share. Each Preferred Share has a liquidation preference of $50.00. In this Offer, we are offering $12.50 to $15.56 per Preferred Share and none of the Final Purchase Price will be allocated to accrued and unpaid dividends or distributions.

The purchase prices offered in the Offer are not dependent on or related to the market prices of the Preferred Shares, and could be lower than the sales prices of the Preferred Shares on the Nasdaq-GS on, prior to or after the Expiration Date.

The range of purchase prices offered per Preferred Share in the Offer are fixed, and thus are not dependent on or related to the market prices of the Preferred Share as quoted on the Nasdaq-GS. As a result, the market prices of Preferred Shares may be higher or lower than the purchase prices at any time on, prior to or after the expiration date, and the purchase prices will not be subject to any adjustment related to the fluctuations in market prices of Preferred Shares. If you tender your Preferred Shares for purchase, the Offer is successfully completed and your Preferred Shares are accepted for purchase, you may receive more or less consideration than you would have received if you had sold your Preferred Shares in the open market or in an alternative transaction.

Holders of Preferred Shares accepted for purchase in the Offer will not be entitled to receive any dividends or distributions with respect to such Preferred Shares.

If we accept for purchase any Preferred Shares that you tender pursuant to the Offers, you will not be entitled to receive any dividends or distributions with respect to such Preferred Shares. No dividends or distributions will be paid on the Preferred Shares in connection with the Offer, whether or not the Offer is completed.

If the Offer is successful, and you do not tender your Preferred Shares, or not all of the Preferred Shares you tender are accepted for purchase because of proration, the value of your remaining Preferred Shares may decline.

Successful completion of the Offer will significantly reduce the number of outstanding Preferred Shares and the liquidity and, therefore, the market price of your remaining Preferred Shares may be adversely affected. See also “Risk Factors — If we are able to direct the vote of at least 66 2/3% of the outstanding Preferred Shares after the completion of the Offer, we may amend certain terms of the Preferred Shares.”

No dividends or distributions will be paid on the Preferred Shares in connection with the Offer or in the foreseeable future.

If any conditions of the Offer are not satisfied, we will be under no obligation to purchase the Preferred Shares. No dividend will be paid on the Preferred Shares in connection with the Offer, whether or not the Offer is completed. If you do not tender your Preferred Shares, you will retain your rights in respect of accrued and unpaid dividends or distributions. Agreements governing our existing indebtedness (including our Senior Secured Credit Facility and the Notes Facility)

prohibit us from paying dividends or distributions on the Preferred Shares and Common Shares, and we do not expect to pay any dividends or distributions on the Preferred Shares in the foreseeable future, whether or not the Offer is completed.

We may acquire Preferred Shares other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, Emmis may acquire Preferred Shares that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers, redemptions, open-market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as we or our affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

If we are able to direct the vote of at least 66 2/3% of the outstanding Preferred Shares after the completion of the Offer, we may amend certain terms of the Preferred Shares.

Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per share, the 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares will constitute 66.673% of the issued and outstanding Preferred Shares following the completion of the Offer. We do not intend to cause these Preferred Shares to be tendered in the Offer.

Following the completion of the Offer, we may continue to engage in discussions and negotiations with holders of Preferred Shares with respect to, among other things, acquiring their Preferred Shares or entering into voting or other arrangements with such holders. Although our Board of Directors has not made any determinations with respect to making amendments to the terms of the Preferred Shares, if we are able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding Preferred Shares following the completion of the Offer, we may elect to, among other things, amend various provisions applicable to the Preferred Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Shares, (ii) removing the ability of the holders of Preferred Shares to require the Company to repurchase all or any portion of such holders’ Preferred Shares upon a change of control or certain going-private transactions, (iii) removing the Company’s obligation to pay to holders of Preferred Shares the amount of dividends in respect of their Preferred Shares that are currently accrued and unpaid, (iv) changing the designation of the Preferred Shares from “Cumulative” to “Non-Cumulative” such that dividends or distributions on the Preferred Shares shall cease to accrue, (v) eliminating the rights of the holders of Preferred Shares to nominate directors to the Company’s Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on the Company’s ability to pay dividends or make distributions on its Common Shares prior to paying accrued and unpaid dividends or distributions on Preferred Shares. If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding may be materially and adversely affected, and we may engage in various actions that are currently prohibited or limited by the various provisions of the Preferred Shares. See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Source and Amount of Funds”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding may be materially and adversely affected, and we may engage in various actions that are currently prohibited or limited by the various provisions of the Preferred Shares.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make “forward-looking statements” in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “will,” “look,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Reports filed on Form 10-Q for the quarters ended May 31, 2011 and August 31, 2011. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	our ability to complete the Offer;

•	the price and time at which we may make any additional Preferred Share repurchases following completion of Offer, the number of Preferred Shares acquired in such repurchases and the terms, timing, costs and interest on any indebtedness to fund such repurchases;

•	our increased leverage incurred to purchase Preferred Shares in the Offer and to pay all related fees and expenses, which could have material adverse effects on us, including, but not limited to, those discussed under the subsection entitled “Summary of the Note Purchase Agreement” in Section 9 (“Source and Amount of Funds”); and

•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) any necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our Preferred Shares:

We are offering to purchase up to $6,000,000 in value of shares of our 6.25% Series A Cumulative convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), at a price not greater than $15.56 nor less than $12.50 per Preferred Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Preferred Share price that we will pay for Preferred Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Preferred Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $15.56 nor less than $12.50 per Preferred Share, that will allow us to purchase $6,000,000 in value of Preferred Shares, or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Preferred Shares having an aggregate value of less than $6,000,000 are properly tendered and not properly withdrawn, we will buy all Preferred Shares properly tendered and not properly withdrawn. All Preferred Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Preferred Shares tendered at a price lower than the Final Purchase Price. Only Preferred Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. Nevertheless, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the Preferred Shares tendered at or below the Final Purchase Price may not be purchased if, based on the Final Purchase Price, Preferred Shares having an aggregate value in excess of $6,000,000 are properly tendered and not properly withdrawn. However, if the application of the “odd lot” priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority. Preferred Shares not purchased in the Offer will be returned at our expense to the tendering shareholders promptly following the Expiration Date. Subject to applicable law, we reserve the right, in our sole discretion, to change the per Preferred Share purchase price range and to increase or decrease the value of Preferred Shares sought in the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer. See Section 1 (“Number of Preferred Shares; Proration”).

None of the Final Purchase Price will be allocated to accumulated and unpaid dividends, and no dividend or distribution will be paid on the Preferred Shares in connection with the Offer. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect to the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 (“CONDITIONS OF THE OFFER”).

OUR BOARD OF DIRECTORS, WITH EIGHT DIRECTORS IN FAVOR AND ONE DIRECTOR (WHO WAS THE REMAINING DIRECTOR APPOINTED BY THE HOLDERS OF THE PREFERRED SHARES) DISSENTING, HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PREFERRED SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR PREFERRED SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN

THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2 (“PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”).

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 16 (“Fees and Expenses”).

As of December 1, 2011, we had approximately 2,612,420 issued and outstanding Preferred Shares. At the maximum Final Purchase Price of $15.56 per Preferred Share, we could purchase 385,604 Preferred Shares if the Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Preferred Shares as of December 1, 2011. At the minimum Final Purchase Price of $12.50 per Preferred Share, we could purchase 480,000 Preferred Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Preferred Shares as of December 1, 2011. The Preferred Shares are listed and traded on the Nasdaq-GS under the symbol “EMMSP.” On November 29, 2011, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Preferred Shares was $14.15 per Preferred Share. Shareholders are strongly urged to obtain current market quotations for the Preferred Shares before deciding whether and at what purchase price or purchase prices to tender their Preferred Shares. See Section 8 (“Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

Our principal executive office is located at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, and our phone number is (317) 266-0100.

THE OFFER

1.	Number of Preferred Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $6,000,000 in value of Preferred Shares, or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn in accordance with Section 4 (“Withdrawal Rights”) before the Expiration Date at a single purchase price selected by us (taking into account the total number of Preferred Shares tendered and the prices specified by tendering shareholders) that is not greater than $15.56 nor less than $12.50 per Preferred Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Preferred Shares having an aggregate value of less than $6,000,000 are properly tendered and not properly withdrawn, we will buy all Preferred Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 p.m., New York City Time, on Friday, December 30, 2011, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 (“Extension of the Offer; Termination; Amendment”) for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Preferred Shares must either (1) specify that they are willing to sell their Preferred Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Preferred Share as low as $12.50), or (2) specify the price or prices, not greater than $15.56 nor less than $12.50 per Preferred Share, at which they are willing to sell their Preferred Shares to us under the Offer. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Preferred Shares properly tendered and not properly withdrawn, taking into account the number of Preferred Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $15.56 nor less than $12.50 per Preferred Share, that will allow us to purchase $6,000,000 in value of Preferred Shares, or a lower amount depending on the number of Preferred Shares properly tendered and not properly withdrawn. We will purchase all Preferred Shares in the Offer at the Final Purchase Price.

If you specify that you are willing to sell your Preferred Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Preferred Share as low as $12.50), your Preferred Shares will be deemed to be tendered at the minimum price of $12.50 per Preferred Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Preferred Shares being purchased at the minimum price of $12.50 per Preferred Share, a price that is below the last reported sale price of the Preferred Shares on the Nasdaq-GS on November 29, 2011, the last full trading day prior to announcement of the Offer, which was $14.15 per Preferred Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Preferred Shares until at least four business days after the Expiration Date. We will only purchase Preferred Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Preferred Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Preferred Shares representing more than $6,000,000 (or such greater number of Preferred Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn, because of the “odd lot” priority, proration and conditional tender provisions of the Offer. However, if the application of the “odd lot” priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority. We will return all Preferred Shares tendered and not purchased pursuant to the Offer, including Preferred Shares tendered at prices in excess of the Final Purchase Price and Preferred Shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their Preferred Shares, but a separate Letter of Transmittal must be submitted for Preferred Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Preferred Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Preferred Shares are purchased due to proration, the Depositary will select the order in which the Preferred Shares are purchased.

We expressly reserve the right, in our sole discretion, to change the per Preferred Share purchase price range and to increase or decrease the value of Preferred Shares sought in the Offer. We may increase the value of Preferred Shares sought in the Offer to an amount greater than $6,000,000, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer. However, if we purchase an additional number of Preferred Shares in excess of 2% of the outstanding Preferred Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15 (“Extension of the Offer; Termination; Amendment”).

In the event of an over-subscription of the Offer as described below, Preferred Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of Preferred Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 (“Conditions of the Offer”).

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Preferred Shares having an aggregate value in excess of $6,000,000 (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Preferred Shares on the basis set forth below:

•	first, we will purchase all Preferred Shares properly tendered and not properly withdrawn by any odd lot holder (holders of “odd lots” of less than 100 Preferred Shares) who (i) tenders all Preferred Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Preferred Shares owned by such odd lot holder will not qualify for this preference); and (ii) completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; provided, however that if the application of such odd lot priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority;

•	second, after the purchase of all of the Preferred Shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6 (“Conditional Tender of Preferred Shares”), we will purchase all other Preferred Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Preferred Shares; and

•	third, only if necessary to permit us to purchase $6,000,000 in value of Preferred Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Preferred Shares conditionally tendered (as described in Section 6 (“Conditional Tender of Preferred Shares”)) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Preferred Shares are conditionally tendered must have tendered all of their Preferred Shares.

As a result of the foregoing priorities applicable to the purchase of Preferred Shares tendered, it is possible that fewer than all Preferred Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Preferred Shares, none of those Preferred Shares will be purchased even though those Preferred Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $6,000,000 in value of Preferred Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots.  For purposes of the Offer, the term “odd lots” means all Preferred Shares properly tendered at prices at or below the Final Purchase Price held by a shareholder who owns beneficially or of record an aggregate of fewer than 100 Preferred Shares which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender Preferred Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3 (“Procedures for Tendering Preferred Shares”). As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Preferred Shares; provided, however that if the application of such odd lot priority would result in our non-compliance with the listing standards of the Nasdaq-GS, we will not apply such priority. This preference is not available to beneficial or record holders of an aggregate of 100 or more Preferred Shares, even if these holders have separate accounts or certificates representing fewer than 100 Preferred Shares. By accepting the Offer, an odd lot holder who holds Preferred Shares in his or her name and tenders his or her Preferred Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of such holder’s Preferred Shares. Any odd lot holder wishing to tender such odd lot holder’s Preferred Shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Preferred Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Preferred Shares, other than odd lot holders, will be based on the ratio of the number of Preferred Shares properly tendered and not properly withdrawn by such shareholder to the total number of Preferred Shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of Preferred Shares properly tendered and not withdrawn, and because of the odd lot procedure described above, the conditional tender procedure described in Section 6 (“Conditional Tender of Preferred Shares”) and the guaranteed delivery procedure described in Section 3 (“Procedures for Tendering Preferred Shares”), we expect that we will not be able to announce the final proration factor or commence payment for any Preferred Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable following the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14 (“Material United States Federal Income Tax Consequences”), the number of Preferred Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Preferred Shares. The Letter of Transmittal affords each shareholder who tenders Preferred Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Preferred Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Preferred Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Preferred Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.  We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The offer is an element of our overall plan to enhance shareholder value and rationalize our capital structure. It reflects our confidence in our future outlook and long term value. If successfully completed, the Offer will provide liquidity to the holders of the Preferred Shares at prices that they may not be able to obtain through market sales. Because we will be purchasing the Preferred Shares at a discount to their liquidation preference and without paying any accrued and unpaid dividends on the Preferred Shares, the Offer will be accretive to the holders of our common equity.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Preferred Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Preferred Shares without potential disruption to the trading of the Preferred Shares on the Nasdaq-GS) with an opportunity to obtain liquidity with respect to all or a portion of their Preferred Shares without potential disruption to the Preferred Share price.

We have a substantial amount of indebtedness (including our Senior Secured Credit Facility and the Notes Facility), and the instruments governing such indebtedness contain restrictive financial covenants that impose significant operating and financial restrictions on us. These restrictions include, but are not limited to, prohibitions on, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends or distributions on the Preferred Shares and the Common Shares, enter into asset purchase or sale transaction, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments. As a result, we have not paid dividends on the Preferred Shares since October 15, 2008 and as of December 1, 2011, dividends in arrears totaled $26,709,744, or $10.22 per Preferred Share. These restrictions currently limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs, which could adversely affect our ability to finance our future operations or capital needs.

Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per share, (i) excluding Preferred Shares in which we have acquired rights to date (including those Preferred Shares whose vote we are currently able to direct), preferred equity will comprise approximately 14% of our total capitalization, down from approximately 20% as of November 30, 2011, (ii) we will eliminate the obligation to pay accrued and unpaid dividends or distributions on any Preferred Shares that we accept for purchase pursuant to the Offer, which we estimate will result in the elimination of $3,942,470 of accrued and unpaid dividends or distributions, and (iii) we will reduce our dividend expense, which decreases net income available to common shareholders, on a going-forward basis by $1,451,417 per year, which will be partly offset by the interest we will have to pay for amounts drawn under our Notes Facility of $1,377,000 per year in connection with the Offer, compounded on a quarterly basis.

The Offer provides our shareholders with an efficient way to sell their Preferred Shares without incurring brokers’ fees or commissions associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1 (“Number of Preferred Shares, Proration”), who hold Preferred Shares registered in their names and tender their Preferred Shares directly to the Depositary and whose Preferred Shares are purchase in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Preferred Shares. See Section 1 (“Number of Preferred Shares; Proration”).

In considering the Offer, we took into account the expected financial impact of the Offer, including increased borrowing under our Notes Facility in an amount up to $6,000,000 to fund the Offer. We believe that the Offer is an efficient way to improve shareholder return and provide additional liquidity to the holders of Preferred Shares.

Certain Effects of the Offer.  Shareholders who decide not to tender will own a greater percentage interest in the outstanding Preferred Shares following the consummation of the Offer. These shareholders will also continue to bear the risks associated with owning the Preferred Shares, including our inability to pay dividends or distributions on our Preferred Shares, the increased amount of our indebtedness under the Notes Facility as a result of the completion of the Offer, and other risks resulting from our purchase of Preferred Shares in the Offer. In addition, the Preferred Shares, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank junior to any indebtedness of the Company (including any indebtedness of the Company under its Senior Secured Credit Facility and the Notes Facility) and holders of Preferred Shares will generally not be entitled to receive any payments in respect of their Preferred Shares prior to the satisfaction of the claims of the Company’s lenders. Shareholders may be able to sell non-tendered Preferred Shares in the future on the Nasdaq-GS or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Preferred Shares in the future. The Offer is not conditioned on a minimum number of Preferred Shares having been tendered, but is subject to other conditions. Accordingly, the shareholder’s decision to not tender his or her Preferred Shares will have no effect on whether or not the Offer is completed. If any conditions of the Offer are not satisfied, we will be under no obligation to purchase the Preferred Shares.

Assuming that $6,000,000 of Preferred Shares are purchased in the Offer at a Final Purchase Price of $15.56 per share, the 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares will constitute 66.673% of the issued and outstanding Preferred Shares following the completion of the Offer. We do not intend to cause these Preferred Shares to be tendered in the Offer.

Following the completion of the Offer, we may continue to engage in discussions and negotiations with holders of Preferred Shares with respect to, among other things, acquiring their Preferred Shares or entering into voting or other arrangements with such holders. Although our Board of Directors has not made any determinations with respect to making amendments to the terms of the Preferred Shares, if we are able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding Preferred Shares following the completion of the Offer, we may elect to, among other things, amend various provisions applicable to the Preferred Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Shares, (ii) removing the ability of the holders of Preferred Shares to require the Company to repurchase all or any portion of such holders’ Preferred Shares upon a change of control or certain going-private transactions, (iii) removing the Company’s obligation to pay to holders of Preferred Shares the amount of dividends in respect of their Preferred Shares that are currently accrued and unpaid, (iv) changing the designation of the Preferred Shares from “Cumulative” to “Non-Cumulative” such that dividends or distributions on the Preferred Shares shall cease to accrue, (v) eliminating the rights of the holders of Preferred Shares to nominate directors to the Company’s Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on the Company’s ability to pay dividends or make distributions on its Common Shares prior to paying accrued and unpaid dividends or distributions on Preferred Shares. If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding may be materially and adversely affected, and we may engage in various actions that are currently prohibited or limited by the various provisions of the Preferred Shares. See Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Source and Amount of Funds”) and Section 12 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company”).

We do not intend that the Offer will cause the Preferred Shares to be delisted from the Nasdaq-GS or that the Offer will be a “going-private transaction” for purposes of Rule 13e-3 under the Exchange Act. It is therefore a condition precedent that we do not determine, in our reasonable judgment that the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS. We intend to use commercially reasonable efforts to maintain the listing once the Offer closes, although the future listing status of the Preferred Shares is subject to the determinations of the Nasdaq-GS and therefore is beyond our control.

No dividend will be paid on the Preferred Shares in connection with the Offer, whether or not the Offer is completed. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us. If you do not tender your Preferred Shares, you will retain your rights in respect of accrued and unpaid dividends or distributions. Agreements governing our existing indebtedness (including our Senior Secured Credit Facility and the Notes Facility) prohibit us from paying dividends on the Preferred Shares and Common Shares, and we do not expect to pay any dividends or distributions on the Preferred Shares in the foreseeable future, whether or not the Offer is completed.

OUR BOARD OF DIRECTORS, WITH EIGHT DIRECTORS IN FAVOR AND ONE DIRECTOR (WHO WAS THE REMAINING DIRECTOR APPOINTED BY THE HOLDERS OF THE PREFERRED SHARES) DISSENTING, HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PREFERRED SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR PREFERRED SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2 (“PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”).

From time to time in the future, to the extent permitted by applicable law, we may acquire Preferred Shares that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers, redemptions, open-market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as we or our affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

We intend to retire the Preferred Shares we acquire pursuant to the Offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the Nasdaq-GS or ceasing to be authorized to be quoted on the Nasdaq-GS;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program and the grant of restricted stock, restricted stock units, performance units or stock options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Preferred Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Preferred Shares resulting from such potential future events.

3.	Procedures for Tendering Preferred Shares.

Proper Tender of Preferred Shares.  In general, for Preferred Shares to be tendered pursuant to the Offer, the certificates for such Preferred Shares (or confirmation of receipt of such Preferred Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City Time, on Friday, December 30, 2011 by the Depositary at its address set forth on the back cover of this Offer to Purchase. In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below. Shareholders who hold Preferred Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Preferred Shares through the nominees and not directly to the Depositary.

How to Tender If You Hold Certificates Registered in Your Own Name.  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Preferred Shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer.

How to Tender If You Are a Beneficial Owner But Not a Book-Entry Participant.  If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each of which we refer to as a “nominee”) and you desire to tender Preferred Shares, you should contact your nominee promptly and instruct it to tender your Preferred Shares on your behalf. Your nominee that is a Book-Entry participant (as defined below) will then tender your Preferred Shares in the manner described below.

How to Tender If You Are a Book-Entry Participant.  The Book-Entry Transfer Facility facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of Book-Entry participants. Book-Entry participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations (each, a “Book-Entry participant”). To participate in the Offer, a Book-Entry participant must:

•	Comply with the automated tender offer program procedures of the Book-Entry Transfer Facility described below; or

•	(1) Complete and sign and date the Letter of Transmittal, or a facsimile of the Letters of Transmittal; (2) have the signature on the Letters of Transmittal guaranteed if the Letters of Transmittal so requires; and (3) mail or deliver the Letters of Transmittal or facsimile to the Depositary prior to the Expiration Date.

In order for the tender of Preferred Shares to be valid, either:

•	The Depositary must receive, prior to the Expiration Date, a properly transmitted Agent’s Message (as described below); or

•	The Depositary must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of tendered Preferred Shares into the Depositary’s account at Book-Entry Transfer Facility according to its procedure for book-entry transfer and the Letters of Transmittal and other documents required by the Letters of Transmittal.

If Preferred Shares are tendered by delivery of a Letter of Transmittal, to be validly tendered, the Depositary must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal prior to the Expiration Date.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Preferred Shares under the Offer must complete the section captioned “Price (In Dollars) Per Preferred Share At Which Preferred Shares Are Being Tendered” by either (1) checking the box in the section entitled “Preferred Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Preferred Shares Tendered At Price Determined By Shareholder,” indicating the price at which Preferred Shares are being tendered.

Shareholders who desire to tender Preferred Shares at more than one price must complete a separate Letter of Transmittal for each price at which Preferred Shares are tendered, provided that the same Preferred Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4 (“Withdrawal Rights”)) at more than one price. To tender Preferred Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Preferred Share At Which Preferred Shares Are Being Tendered” in the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their Preferred Shares, they should check the box in the section entitled “Preferred Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Preferred Share At Which Preferred Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Preferred Shares being purchased at the minimum price of $12.50 per Preferred Share, a price that is below the last reported sale price of the Preferred Shares on the Nasdaq-GS on November 29, 2011, the last full trading day prior to announcement of the Offer, which was $14.15 per Preferred Share, and could be below the last reported sale price of the Preferred Shares on the Nasdaq-GS on the Expiration Date. If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Preferred Shares are being tendered, they must check the appropriate box in the section entitled “Preferred Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Preferred Share At Which Preferred Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Preferred Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Preferred Shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1 (“Number of Preferred Shares; Proration”).

Shareholders may tender Preferred Shares subject to the condition that all, or a specified minimum number of Preferred Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Preferred Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 (“Conditional Tender of Preferred Shares”) and Section 14 (“Material United States Federal Income Tax Consequences”).

Subject to and effective upon the acceptance for purchase of, and payment for, Preferred Shares tendered thereby, by executing and delivering the Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through the Book-Entry Transfer Facility, you agree to be bound by the terms of the Letters of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Preferred Shares tendered thereby and (2) irrevocably appoint the Depositary as your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary also acts as our agent with respect to the tendered Preferred Shares), with full power coupled with an interest, to:

•	Transfer ownership of the Preferred Shares on the account books maintained by the Book-Entry Transfer Facility, together with all accompanying evidence of transfer and authenticity, to or upon our order;

•	Present the Preferred Shares for transfer on the relevant security register; and

•	Receive all benefits or otherwise exercise all rights of beneficial ownership of the Preferred Shares, all in accordance with the terms of the Offer.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Preferred Shares (which term, for purposes of this Section 3 (“Procedures for Tendering Preferred Shares”), will include any Book-Entry participant whose name appears on a security position listing as the owner of the Preferred Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•	Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Preferred Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Preferred Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Preferred Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Preferred Shares or (b) a timely confirmation of the book-entry transfer of the Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•	one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Preferred Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Preferred Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery. In all cases where you desire to tender Preferred Shares, you should allow sufficient time to assure delivery to the Depositary before the Expiration Date. You should not send any Letter of Transmittal to us.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Preferred Shares, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Preferred Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s automated tender offer program may make book-entry delivery of the Preferred Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Preferred Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Preferred Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery.  If you wish to tender Preferred Shares in the Offer and your certificates for Preferred Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•	the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of three (3) Nasdaq-GS trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Preferred Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Preferred Shares.  If any tendered Preferred Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Preferred Shares evidenced by a shareholder’s certificate(s) are tendered, we will return certificates for unpurchased Preferred Shares promptly after the expiration or termination of the Offer or, in the case of Preferred Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Preferred Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Preferred Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Preferred Shares to be accepted, the Final Purchase Price to be paid for Preferred Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Preferred Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Preferred Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Preferred Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any conditions of the Offer, or for any defect or irregularity in any tender of Preferred Shares. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Preferred Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Preferred Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Preferred Shares tendered in (a) Preferred Shares or (b) other securities convertible into or exchangeable or exercisable for Preferred Shares and, upon acceptance of the tender, will acquire the Preferred Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Preferred Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Preferred Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Preferred Shares or equivalent securities at least equal to the Preferred Shares being tendered, and (2) the tender of Preferred Shares complies with Rule 14e-4. Our acceptance for payment of Preferred Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

A tender of Preferred Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Preferred Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Preferred Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates.  Shareholders whose certificates for part or all of their Preferred Shares have been lost, destroyed or stolen may contact BNY Mellon Shareowner Services, the Depositary for the Preferred Shares, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Preferred Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Preferred Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Book-Entry Transfer Facility or the Information Agent. Any certificates delivered to us, the Book-Entry Transfer Facility or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Information Reporting and Backup Withholding.  Payments made to shareholders in the Offer may be reported to the Internal Revenue Service (the “IRS”). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent backup withholding, each non-corporate shareholder who is a U.S. Holder (as defined in Section 14 (“Material United States Federal Income Tax Consequences”)) and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders (as defined in Section 14 (“Material United States Federal Income Tax Consequences”)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A domestic entity that is treated as a disregarded entity for United States federal income tax purposes and that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

United States Federal Withholding Tax on Payments to Non-U.S. Holders.  Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 14 (“Material United States Federal Income Tax Consequences”)) in connection with the Offer will be treated (i) as proceeds of a sale or exchange of the Preferred Shares purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding tax purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding tax at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding tax by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding tax pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding tax on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete termination” or “not essentially equivalent to a dividend” tests described in Section 14 (“Material United States Federal Income Tax Consequences”) or if the shareholder is entitled to a reduced or zero rate of withholding tax pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Preferred Shares pursuant to the Offer are irrevocable. Preferred Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after 5:00 p.m., New York City Time, on Monday, January 30, 2012 (40 business days after the commencement of the Offer) we have not accepted for payment the Preferred Shares you have tendered to us, you may also withdraw your Preferred Shares at any time thereafter.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Preferred Shares to be withdrawn; and the name of the registered holder of the Preferred Shares. If certificates for Preferred Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Preferred Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Preferred Shares tendered for the account of an Eligible Institution). If Preferred Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 (“Procedures for Tendering Preferred Shares”), the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Preferred Shares in more than one group of Preferred Shares, the shareholder may withdraw Preferred Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Preferred Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3 (“Procedures for Tendering Preferred Shares”).

If we extend the Offer, are delayed in our purchase of Preferred Shares or are unable to purchase Preferred Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Preferred Shares on our behalf, and the Preferred Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Preferred Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Preferred Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Preferred Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Preferred Shares so tendered and the prices specified by tendering shareholders; and

•	accept for payment and pay for (and thereby purchase) Preferred Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Preferred Shares having an aggregate value of $6,000,000 and may increase the number of Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Preferred Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Preferred Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Preferred Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Preferred Share purchase price for all of the Preferred Shares accepted for payment in accordance with the Offer. In all cases, payment for Preferred Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Preferred Shares or a timely confirmation of a book-entry transfer of Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Preferred Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Preferred Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Preferred Shares accepted for payment promptly after the Expiration Date. Certificates for all Preferred Shares tendered and not purchased, including all Preferred Shares tendered at prices in excess of the Final Purchase Price and Preferred Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Preferred Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Preferred Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Preferred Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Preferred Shares pursuant to the Offer. See Section 7 (“Conditions of the Offer”).

We will pay all stock transfer taxes, if any, payable on the transfer to us of Preferred Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Preferred Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6.	Conditional Tender of Preferred Shares.

Subject to the exception for odd lot holders, in the event of an over-subscription of the Offer, Preferred Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1 (“Number of Preferred Shares; Proration”). As discussed in Section 14 (“Material United States Federal Income Tax Consequences”), the number of Preferred Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Preferred Shares subject to the condition that a specified minimum number of the shareholder’s Preferred Shares tendered pursuant to a Letter of Transmittal must be purchased if any Preferred Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Preferred Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Preferred Shares representing more than $6,000,000 (or such greater number of Preferred Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Preferred Shares, we will calculate a preliminary proration percentage based upon all Preferred Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Preferred Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Preferred Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Preferred Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Preferred Shares to be purchased to fall below an aggregate value of $6,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $6,000,000 in value of Preferred Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Preferred Shares to be purchased.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Preferred Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Preferred Shares tendered, and may terminate, extend or amend the Offer or may (subject to Rule 13e-4(f) and Rule 14e-1(c) under the Exchange Act), postpone the acceptance for payment of or the payment for Preferred Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Preferred Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and on or prior to the Expiration Date (or such other time as specified below) any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Preferred Shares in the Offer:

•	any of the conditions precedent under the Notes Facility for the borrowing of aggregate proceeds under the Notes Facility that are sufficient to fund the purchase of the Preferred Shares in the Offer and to pay all related fees and expenses shall not have been satisfied;

•	the closing sale price of the Preferred Shares on the Nasdaq-GS exceeded $15.56 for any five or more trading days on or after November 30, 2011 and on or prior to the Expiration Date;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order, administrative action, investigation, arbitration, litigation, suit or other civil or criminal proceeding, or any other decision, judgment, writ, decree, award or other determination of any government authority, audit, review, ruling, other action or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Preferred Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Preferred Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Preferred Shares pursuant to the Offer;

•	any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, income, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the

Company or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to the Company or any of its subsidiaries;

•	any default or event of default has occurred, is continuing to occur, or would occur as a result of the consummation of the Offer, under either the Notes Facility, or the Senior Secured Credit Facility;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material adverse change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	a material impairment in the trading market for debt securities in the United States;

•	a decrease of more than 10% in the market price of the Preferred Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on November 29, 2011, the last trading day prior to announcement of the Offer;

•	the commencement or declaration of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after December 1, 2011;

•	any material escalation of any war or armed hostilities which had commenced prior to December 1, 2011;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Preferred Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	any approval, permit, authorization, favorable review, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition; or

•	we determine, in our reasonable judgment, that the consummation of the Offer and the purchase of the Preferred Shares may (1) cause the Offer to be a “Rule 13e-3 transaction” for purposes of Rule 13e-3 under the Exchange Act or (2) cause the Preferred Shares to be delisted from the Nasdaq-GS.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such condition, and may be waived by us (other than those conditions dependent upon the receipt of necessary government approvals), in whole or in part, at any time and from time to time in our reasonable discretion.

If any of the foregoing conditions of the Offer shall not have been satisfied or waived by us, other than, in the case of any waiver, those conditions dependent upon the receipt of necessary government approvals, we reserve the right, but will not be obligated, subject to applicable law, to:

•	return the Preferred Shares tendered pursuant to the Offer to the tendering holders of Preferred Shares;

•	waive all unsatisfied conditions, other than those dependent upon the receipt of necessary government approvals, and accept for payment and Preferred Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date;

•	extend the Expiration Date and retain all tendered Preferred Shares until the purchase date for the Offer; or

•	otherwise amend the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 15 (“Extension of the Offer; Termination; Amendment”).

8.	Price Range of Preferred Shares; No Payment of Unpaid Dividends or Distributions on Preferred Shares Accepted in the Offer.

The Preferred Shares are listed and traded on the Nasdaq-GS under the trading symbol “EMMSP.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Preferred Shares on the Nasdaq-GS:

	High	Low

FY 2010:
First Quarter	$2.54	$0.95
Second Quarter	3.99	1.23
Third Quarter	17.00	3.56
Fourth Quarter	17.14	12.75
FY 2011:
First Quarter	$29.00	$13.54
Second Quarter	25.05	20.00
Third Quarter	22.90	14.00
Fourth Quarter	19.94	13.00
FY 2012:
First Quarter	$18.50	$15.50
Second Quarter	19.86	14.25
Third Quarter (through November 30, 2011)	17.00	12.75

We have not declared a dividend on our Preferred Shares since October 15, 2008. As of December 1, 2011, dividends in arrears totaled $26,709,744, or $10.22 per Preferred Share. During the 12 months prior to November 29, 2011, the highest reported closing sales price for the Preferred Shares on Nasdaq-GS was $19.94, and the lowest reported closing sale price was $12.75. Agreements governing our existing indebtedness (including our Senior Secured Credit Facility and the Notes Facility) prohibit us from paying dividends or distributions on the Preferred Shares and the Common Shares, and declaration and payment of future dividends or distributions will be at the discretion of Emmis’ Board of Directors. Given our current financial condition, we do not know when or if we will pay future dividends or distributions on the Preferred Shares and as a general matter do not expect to pay dividends or distributions on the Preferred Shares in the foreseeable future, whether or not the Offer is completed.

None of the Final Purchase Price will be allocated to accumulated and unpaid dividends, and no dividend or distributions will be paid on the Preferred Shares in connection with the Offer. Tendering holders of the Preferred Shares that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends or distributions on those Preferred Shares purchased by us.

On November 29, 2011, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Preferred Shares on the Nasdaq-GS was $14.15 per Preferred Share. Shareholders are strongly urged to obtain current market quotations for the Preferred Shares.

9.	Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Preferred Shares purchased in the Offer will be $6,000,000. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $6,500,000. We intend to pay for the Preferred Shares and all fees and expenses in connection with the Offer with cash borrowed under the Note Purchase Agreement (as defined below) upon the satisfaction of the conditions precedent to the obligations of the lenders thereunder (the “Notes Facility”). We have drawn approximately $28.5 million of the funds available under the Notes Facility to acquire rights in Preferred Shares in privately negotiated transactions from certain holders of Preferred Shares (who remain beneficial owners of the Preferred Shares) at varying prices pursuant to total return swap agreements and other transaction documents. As a result of these transactions, we have the ability to direct the vote of 1,484,679 of the Preferred Shares.

Summary of the Note Purchase Agreement.  On November 10, 2011, Emmis entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Zell Credit Opportunities Master Fund, L.P. (“Zell”).

Under the Note Purchase Agreement, Zell has agreed to purchase up to $35,000,000 of unsecured notes (the “Notes”). The Notes, with respect to distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to the Preferred Shares and holders of Preferred Shares will generally not be entitled to receive any payments in respect of their Preferred Shares prior to the satisfaction of the claims of the Company’s lenders under the Notes Facility. Emmis will be permitted to sell the Notes to Zell on up to four separate occasions on or before February 2, 2012. The net proceeds from the Notes are expected to be used to enter into agreements enabling Emmis to ultimately acquire its Preferred Shares. The Note Purchase Agreement provides that Emmis may enter into transactions with respect to Preferred Shares through privately negotiated transactions with individual Preferred Shareholders using a total return swap or escrow arrangement and/or through a tender offer.

Interest on the Notes is not payable in cash and will accrue quarterly at a rate of 22.95 percent per annum, except that during the continuance of any event of default the rate will be 24.95 percent per annum payable on demand in cash. The Notes will mature on February 1, 2015.

At any time after the discharge of certain senior obligations of Emmis and its subsidiaries described in the Note Purchase Agreement, Emmis may, upon prior written notice to Zell, redeem the Notes in whole or in part at a redemption price (including with certain make-whole amounts for redemption occuring prior to May 10, 2013) as described in the Note Purchase Agreement. Any partial redemption of the Notes shall be in denominations of at least $10,000,000 and in multiples of $1,000,000 in excess of such minimum denomination.

The Note Purchase Agreement contains representations, warranties, indemnities and affirmative and negative covenants that are customary for agreements of its type. The negative covenants include, without limitation, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions on or make any distributions in respect of Preferred Shares or Common Shares. The Note Purchase Agreement also includes certain events of default customary for agreements of its type including, among others, the failure to make payments when due, insolvency, certain judgments, breaches of representations and warranties, breaches of covenants, and the occurrence of certain events, including cross acceleration to certain other indebtedness of Emmis and its subsidiaries, including its senior credit facility. In addition, Emmis is required to deliver compliance certificates demonstrating compliance with the Note Purchase Agreement and Emmis’ senior credit facility.

Emmis’ initial drawing under the Note Purchase Agreement has already occurred and Emmis may draw additional funds upon satisfaction of certain conditions, including: the delivery of a purchase notice; the correctness of the representations and warranties contained in the Note Purchase Agreement the original aggregate principal amount of the Notes issued on the applicable purchase date, taken together with all other Notes previously purchased shall not exceed

$35,000,000; and the purchaser shall have been registered in the note register and the purchaser shall have received customary closing deliveries.

The Note Purchase Agreement is filed as Exhibit (b) to the Tender Offer Statement on Schedule TO filed by Emmis with the SEC on December 1, 2011, and this summary is qualified in its entirety by reference to that agreement. You should read the Note Purchase Agreement in its entirety.

The Company will incur increased indebtedness under the Notes Facility in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on the Company, including, but not limited to, reducing the Company’s financial flexibility and causing rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our ability to repay expected obligations under the Note Purchase Agreement, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements” and the risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Reports filed on Form 10-Q for the quarter ended May 31, 2011 and August 31, 2011 and other filings with the SEC.

10.	Certain Information Concerning Us.

We are a diversified media company, principally focused on radio broadcasting. We operate the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of September 1, 2011, we owned and operated four FM radio stations serving the nation’s top two markets — New York, New York and Los Angeles, California, although one of our FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement (LMA) whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, we own and operate fourteen FM and two AM radio stations with strong positions in St. Louis, Missouri, Austin, Texas (we have a 50.1% controlling interest in our radio stations located there), Indianapolis, Indiana and Terre Haute, Indiana. In addition to our domestic radio properties, we operate an international radio business and publish several city and regional magazines. Internationally, we own and operate national radio networks in Slovakia and Bulgaria. Our publishing operations consist of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. We also engage in various businesses ancillary to our broadcasting business, such as website design and development, digital sales consulting and operating a news information radio network in Indiana.

Availability of Reports and Other Information.  We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO on December 1, 2011, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

SEC Filings	Date(s) Filed

Annual Report on Form 10-K for the fiscal year ended February 28, 2011	May 10, 2011
Quarterly Reports on Form 10-Q	July 13, 2011 and October 13, 2011
Current Reports on Form 8-K	March 11, 2011, March 30, 2011, April 21, 2011, June 3, 2011, June 21, 2011 (other than Item 7.01 thereof), June 24, 2011, July 18, 2011, September 2, 2011, October 5, 2011, November 14, 2011, November 15, 2011, November 16, 2011, and November 22, 2011
Definitive Proxy Statement for our 2011 annual meeting of shareholders	June 3, 2011

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.emmis.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Certain Financial Information

Historical Financial Information.  We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended May 31, 2011, and the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended August 31, 2011. You should refer to Section 10 (“Certain Information Concerning Us”) for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.  The following tables set forth our summary historical consolidated financial data for the fiscal years ended February 28, 2010 and February 28, 2011 and the six-month period ended August 31, 2011. This financial data has been derived from, and should be read in conjunction with the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended February 28, 2011 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2011 and August 31, 2011. Financial data for the six months ended August 31, 2011 and the selected ratios are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the full year.

August 31, 2011
(In thousands, except
per share data)

Consolidated Balance Sheet Data:
Total current assets	$67,784
Total noncurrent assets, including intangible assets of $355,087	403,411

Total assets	$471,195

Total current liabilities	$50,539
Total noncurrent liabilities, including long term debt of $330,072	428,955

Total liabilities	479,494
6.25% Series A Cumulative Convertible Preferred Stock	140,459
Shareholders’ deficit	(197,048)
Noncontrolling interests	48,290

Total deficit	(148,758)

Total liabilities and deficit	$471,195

Book value per share	$(5.16)

	Six Months
	Ended
	August 31,	Year Ended February 28,
	2011	2011	2010
	(In thousands, except per share and ratio data)

Consolidated Statement of Income Data:
Net revenue	$125,767	$251,314	$242,566
Impairment loss	—	7,005	174,642
Depreciation and amortization	4,221	9,392	10,393
Total operating expenses	116,822	232,093	408,052
Net loss attributable to common shareholders	(13,145)	(25,269)	(131,777)
Earnings (loss) per share
Basic	$(0.34)	$(0.67)	$(3.56)
Diluted	$(0.34)	$(0.67)	$(3.56)
Weighted average common shares outstanding
Basic	38,205	37,863	37,041
Diluted	38,205	37,803	37,041
Other Data
Ratio of earnings to fixed charges[1]	N/A	N/A	N/A

[1]	Earnings were insufficient to cover fixed charges by $13,406 in the six months ended August 31, 2011, and by $18,508 and $127,398 in the years ended February 28, 2011 and 2010, respectively.

Recent Developments.  As previously announced, on September 1, 2011, we completed the disposition of a controlling interest in Merlin Media, LLC, which owns WKQX-FM, 101.1 MHz, Channel 266, Chicago, IL (FIN 19525), WRXP-FM, 101.9 MHz, Channel 270, New York, NY (FIN 67846) and WLUP-FM, 97.9 MHz, Channel 250, Chicago, IL (FIN 73233). We received gross cash sale proceeds of $130.0 million in the transaction, and we have incurred or expect to incur approximately $9.8 million of expenses, principally consisting of severance, state and local taxes, and professional and other fees and expenses. We used the net cash proceeds to repay a portion of the term loans outstanding under our credit facility. We also paid a $2.0 million exit fee to Canyon related to the repayment of the term loans on September 1,

2011. In addition to the cash proceeds, Emmis retained preferred equity interests of approximately $28.7 million (at par) and 20.6% of the initial outstanding common equity interests.

As a result of those transactions, our total indebtedness, which was $333.3 million on August 31, 2011, was reduced to $213.1 million as of September 1, 2011. Our total assets decreased from $471.2 million on August 31, 2011 to $397.8 million as of September 1, 2011. Our net revenues, which were $307.9 million, $242.6 million, $251.3 million and $125.8 million for the fiscal years ended February 28, 2009, 2010 and 2011 and the six months ended August 31, 2011, respectively, would have been $283.5 million, $219.7 million, $226.0 million and $116.1 million for those same periods, had the transactions occurred as of the first day of each respective fiscal period. Our operating income (loss), which was $(339.3) million, $(165.5) million, $19.2 million and $8.9 million for the fiscal years ended February 28, 2009, 2010 and 2011 and the six months ended August 31, 2011, respectively, would have been $(177.6) million, $(83.7) million, $17.8 million and $11.4 million for those same periods, had the transactions occurred as of the first day of each respective fiscal period. While the above results are based on estimates that management believes are reasonable, the above results are presented for informational purposes only and do not reflect “pro forma” adjustments in accordance with Article 11 of Regulation S-X. Furthermore, such results are not necessarily indicative of the results that may be experienced in any future periods.

In addition, as described above under Section 9 (“Source and Amount of Funds”), we have entered into the Note Purchase Agreement, which has provided us with the ability to sell to Zell up to $35,000,000 aggregate principal amount of Notes. To date, we have sold Zell approximately $28.5 million aggregate principal amount of Notes and have used the proceeds from those Notes to acquire rights in 1,681,429 Preferred Shares at a weighted average price of $15.56 per share and to pay $2.3 million in fees and expenses. As a result of these transactions, pursuant to voting agreements and other similar arrangements, we have the ability to direct the vote of 1,484,679 of the Preferred Shares. We may enter into additional transactions with respect to the Preferred Shares in the future.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares of the Company.

Beneficial Ownership.  As of December 1, 2011, we had approximately 2,612,420 Preferred Shares outstanding. We are offering to purchase up to $6,000,000 in value of Preferred Shares. At the maximum Final Purchase Price of $15.56 per Preferred Share, we could purchase 385,604 Preferred Shares if the Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Preferred Shares as of December 1, 2011. At the minimum Final Purchase Price of $12.50 per Preferred Share, we could purchase 480,000 Preferred Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Preferred Shares as of December 1, 2011.

As of December 1, 2011, there were 33,503,666 shares of Class A Common Stock and 4,722,684 shares of Class B Common Stock issued and outstanding. The holders of Class A Common Stock are entitled to an aggregate of 33,503,666 votes, and the holder of Class B Common Stock is entitled to an aggregate of 47,226,840 votes. As of December 1, 2011, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 3,432,559 shares of our Class A Common Stock (which number includes 1,710,697 shares of Class A Common Stock subject to options and restricted stock units that are exercisable or will vest, as applicable, within 60 days after the date of this Offer to Purchase), or approximately 10.3% of the total outstanding shares of Class A Common Stock. As of December 1, 2011, our directors and officers as a group (12 persons) beneficially owned an aggregate of 5,893,480 shares of our Class B Common Stock (which number includes 1,170,796 represented by stock options exercisable currently or within 60 days of December 1, 2011). As of December 1, 2011, our directors and officers as a group (12 persons) beneficially owned an aggregate of 1,000 shares of our Preferred Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. No director, executive officer or holder of 10% or more of the total voting power of the Common Shares of Emmis intends to tender Preferred Shares into the Offer. The 1,484,679 Preferred Shares whose vote we are currently able to direct pursuant to agreements we entered into previously with holders of those shares constitute approximately 56.83% of the Preferred Shares outstanding as of December 1, 2011. We do not intend to cause these Preferred Shares to be tendered in the Offer.

The following table shows, as of December 1, 2011, the number and percentage of our Preferred Shares and Common Shares held by each person known to us to own beneficially more than five percent of the issued and outstanding Preferred Shares or Common Shares, by the executive officers named in the Beneficial Ownership Table below and our directors and nominees, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A		Class B
	Common Stock		Common Stock		6.25% Series A Cumulative Convertible Preferred Stock
	Amount and		Amount and		Amount and		Percent of
Five Percent Shareholders,	Nature of		Nature of		Nature of		Total Voting
Directors, Nominees and	Beneficial	Percent of	Beneficial	Percent of	Beneficial	Percent of	Power
Certain Executive Officers	Ownership	Class	Ownership	Class	Ownership	Class

Jeffrey H. Smulyan	209,290(1)	*	5,893,480(16)	100.0%	—	—	64.0%
Susan B. Bayh	191,476(2)	*	—	—	—	—	*
Richard F. Cummings	560,545(3)	1.7%	—	—	—	—	*
David Gale	8,195(4)	*	—	—	1,000(17)	*	*
Gary L. Kaseff	522,488(5)	1.5%	—	—	—	—	*
Richard A. Leventhal	350,498(6)	1.0	—	—	—	—	*
Peter A. Lund	353,626(7)	1.1	—	—	—	—	*
Greg A. Nathanson	528,219(8)	1.6%	—	—	—	—	*
Lawrence B. Sorrel	392,184(10)	1.2	—	—	—	—	*
Patrick M. Walsh	360,072(11)	*	—	—	—	—	*
J. Scott Enright	85,863(12)	*	—	—	—	—	*
Gregory T. Loewen	56,642(13)	*	—	—	—	—	*
AQR Capital Management LLC	2,852,187(14)	8.5%	—	—	—	—	3.5%
All Executive Officers and Directors as a Group (12 persons)	3,432,559(15)	10.3%	5,893,480(16)	100.0%	1,000	*	66.4%

*	Less than 1%.

(1)	Consists of 8,441 shares held in the 401(k) Plan, 9,755 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 30,625 shares held by The Smulyan Family Foundation, over which Mr. Smulyan shares voting control and 146,349 shares represented by stock options exercisable currently or within 60 days of December 1, 2011.

(2)	Consists of 115,863 shares owned individually and 75,613 shares represented by stock options exercisable currently or within 60 days of December 1, 2011. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(3)	Consists of 150,718 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 6,429 shares held in the 401(k) Plan and 395,138 shares represented by stock options exercisable currently or within 60 days of December 1, 2011.

(4)	Consists of 8,195 shares owned individually. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(5)	Consists of 149,466 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,395 shares held in the 401(k) Plan, and 365,870 shares represented by stock options exercisable currently or within 60 days of December 1, 2011. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 251,847 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 78,051 shares represented by stock options exercisable currently or within 60 days of December 1, 2011. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(7)	Consists of 290,210 shares owned individually and 63,416 shares represented by stock options exercisable currently or within 60 days of September 12, 2011. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(8)	Consists of 406,168 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 78,051 shares represented by stock options exercisable currently or within 60 days of December 1, 2011. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(9)	Consists of 2,195 shares owned individually. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(10)	Consists of 314,133 shares owned individually and 78,051 shares represented by stock options exercisable currently or within 60 days of December 1, 2011. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(11)	Consists of 36,899 shares owned individually, 4,017 shares held in the 401(k) Plan and 323,173 shares represented by stock options exercisable currently or within 60 days of December 1, 2011.

(12)	Includes 73,985 vested shares. Information concerning these shares was provided by the Company.

(13)	Includes 33,000 vested shares. Information concerning these shares was provided by the Company.

(14)	Information concerning these shares was obtained from a Schedule 13G filed on February 11, 2011, by AQR Capital Management, LLC, which has a mailing address of Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.

(15)	Includes 1,710,697 shares represented by stock options exercisable currently or within 60 days of December 1, 2011.

(16)	Consists of 4,722,684 shares owned individually and 1,170,796 shares represented by stock options exercisable currently or within 60 days of December 1, 2011.

(17)	Information concerning these shares was provided by the Company.

Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving our securities during the 60 days prior to December 1, 2011, except for the following transactions:

Acquisition of Rights in Preferred Shares.  As described above under Section 9 (“Source and Amount of Funds”), we have entered into the Note Purchase Agreement, which has provided us with the ability to sell to Zell up to $35,000,000 aggregate principal amount of Notes. To date, we have sold Zell approximately $28.5 million aggregate principal amount of Notes and have used the proceeds from those Notes to acquire rights in 1,681,429 Preferred Shares at a weighted average price of $15.56 per share and to pay $2.3 million in fees and expenses. We have entered into confirmations for total return swaps and voting agreements with Valinor Credit Partners Master Fund, L.P., Sugarloaf Rock Capital, LLC, Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Partners L.P. and Alden Global Distressed Opportunities Master Fund, L.P. and pursuant to these agreements and arrangements and as a result of these transactions, we have the ability to direct the vote of 1,484,679 of the Preferred Shares.

The confirmations for the total return swaps are longform confirmations governed by a form of ISDA 2002 Master Agreement. The swaps provide that in return for payment of the consideration, we will be entitled to receive all payments and other consideration received by the counterparty from us in respect of the counterparty’s Preferred Shares. Until settlement of the swaps, the counterparty will continue to hold legal title and record ownership of the Preferred Shares but will be required to vote the Preferred Shares as directed by us pursuant to the corresponding voting agreement. The swaps will settle physically by delivery of the counterparty’s Preferred Shares to us upon written notice of termination by us (or on any other applicable disruption or termination event). The total return swap confirmations and voting agreements described above will be filed as Exhibits (d)(1) through (d)(14) in an amendment to the Tender Offer Statement on Schedule TO filed by Emmis with the SEC on December 1, 2011, and this summary is qualified in its entirety by reference to those agreements. You should read the total return swap confirmations and voting agreements in their entirety.

Share Repurchase Program.  On August 8, 2007, Emmis’ Board of Directors authorized a share repurchase program pursuant to which Emmis is authorized to purchase up to an aggregate value of $50 million of its outstanding Class A Common Stock within the parameters of SEC Rule 10b-18. On May 22, 2008, Emmis’ Board of Directors revised the share repurchase program to allow for the repurchase of both Class A Common Stock and Preferred Shares. Under the plan, transaction may occur from time to time, either on the open market or through privately negotiated transactions. Stock repurchase under the plan is subject to prevailing market conditions and other considerations and are expected to be financed through cash flows from operations and borrowings under Emmis’ existing credit facility. During the three-month period ended August 31, 2011, there were no repurchases of shares of Class A Common Stock or Preferred Shares pursuant to the share repurchase program.

Equity Incentive Plans.  The Company has stock options, restricted stock and restricted stock unit grants outstanding that were issued to employees or non-employee directors under one or more of the following plans: 1999 Equity Incentive Plan, 2001 Equity Incentive Plan, 2002 Equity Incentive Plan, the 2004 Equity Compensation Plan and the 2010 Equity Compensation Plan. These outstanding grants continue to be governed by the terms of the applicable plan.

At the 2010 annual meeting, the shareholders of the Company approved the 2010 Equity Compensation Plan (the “Plan”). Under the Plan, awards equivalent to 2.0 million shares of Class A Common Stock and Class B Common Stock may be granted. Furthermore, any unissued awards from the 2004 Equity Compensation Plan (or shares subject to outstanding awards that would again become available for awards under the Plan) increases the number of shares of common stock available for grant under the Plan. The awards, which have certain restrictions, may be for incentive stock options, nonqualified stock options, shares of restricted stock, restricted stock units, stock appreciation rights or performance units. Under the Plan, all awards are granted with a purchase price equal to at least the fair market value of the stock except for shares of restricted stock and restricted stock units, which may be granted with any purchase price (including zero). The stock options under the Plan generally expire not more than 10 years from the date of grant. Under the Plan, awards equivalent to approximately 2.6 million shares of common stock were available for grant at February 28, 2011.

Options.  Options granted under the Plan allow participants to purchase shares of our common stock at an exercise price determined by the Company’s compensation committee (the “Compensation Committee”) which cannot be less than the fair market value of our common stock on the date of the grant. The Plan contains a per-participant limit of 300,000 on the number of shares which may be subject to options granted during any calendar year.

Restricted Stock.  Shares of our common stock may be granted under the Plan subject to such restrictions, if any, as may be determined by the Compensation Committee (“restricted stock”). Shares of restricted stock may be subject to forfeiture if conditions established by the Compensation Committee are not satisfied and are generally nontransferable until they become nonforfeitable. Before the grant, the Compensation Committee determines the purchase price, if any, of such shares of restricted stock and the restrictions, if any, applicable to such shares. If a grantee’s shares of restricted stock are forfeited, the grantee is required to sell such shares to us at the lesser of the purchase price, if any, paid by the grantee or the fair market value of the shares on the date of such forfeiture. The Compensation Committee may accelerate the time at which the restrictions lapse or may remove or, with the consent of the grantee, modify the restrictions. The 2010 Plan contains a per-participant limit on the number of shares of restricted stock that may be awarded during any calendar year. That limit is the number of shares having a value on the date of grant equal to the lesser of 500% of the participant’s base salary or $5,000,000. This limit does not apply, however, to restricted stock issued in payment of an award of performance units or issued in lieu of cash compensation under a stock compensation-type program.

Stock Appreciation Rights.  Each stock appreciation right which may be granted under the Plan provides the grantee, upon exercise, a benefit equal to the difference between the fair market value of one share of our common stock on the date of the exercise and (1) in the case of a stock appreciation right identified with a share of our common stock subject to an option, the option exercise price of such option or such higher price specified in the grant or (2) in the case of any other stock appreciation right, the fair market value of a share of our Class A Common Stock or Class B Common Stock on the grant date or such higher price specified in the grant. Stock appreciation rights may be granted alone, or identified with shares of our Class A Common Stock or Class B Common Stock subject to options, performance units or shares of restricted stock. The Compensation Committee may accelerate the exercisability of any stock appreciation right. Benefits upon the exercise of stock appreciation rights are payable in cash unless the Compensation Committee determines that the benefits will be paid wholly or partly in shares of our Class A Common Stock or Class B Common Stock. The Plan

contains a per-participant limit of 300,000 on the number of shares which may be subject to stock appreciation rights granted during any calendar year.

Performance Units.  Performance units may be granted under the Plan to provide a benefit if performance goals determined by the Compensation Committee are achieved during the measuring period. The Compensation Committee, before the grant of a performance unit, determines the performance goals and measuring period and assigns a performance percentage (which can exceed 100%) to each level of attainment of the performance goals during the measuring period. Performance unit benefits are payable in cash unless the Compensation Committee determines that a benefit will be paid wholly or partly in shares of our Class A Common Stock or Class B Common Stock. Performance units only reduce the number of shares available for grant or issuance under the 2010 Plan to the extent that the performance unit award is paid in stock. Performance unit awards are payable after the end of the fiscal year in which the measuring period ends following a certification by the Compensation Committee of the extent to which the applicable performance goals have been achieved. The benefit for each performance unit awarded equals the fair market value of a share of our common stock on the date of grant of the performance unit multiplied by the “performance percentage” attained during the measuring period for the performance unit. The Plan contains a per-participant limit on the number of shares of stock that may be awarded with respect to a performance unit during any calendar year. That limit is the number of shares having a value on the date of grant equal to the lesser of 500% of the participant’s base salary or $5,000,000.

Other Information.  Payment of the option exercise price or the purchase price of restricted stock may be made in cash or through the exchange of shares of our Class A Common Stock or Class B Common Stock owned by the grantee or by various other payment methods. When permitted by the Compensation Committee, a grantee may elect to have withheld shares of our common stock to satisfy withholding tax liability with respect to the exercise of options, stock appreciation rights or performance units or with respect to shares of restricted stock becoming nonforfeitable. In the event of a change in control, options, stock appreciation rights and performance units become exercisable, and all shares of restricted stock generally become nonforfeitable. The benefit payable with respect to any performance unit for which the measuring period has not ended is prorated based upon the portion of the measuring period completed before the change in control. The aggregate number of our Common Shares, shares of restricted stock, stock appreciation rights and stock options available pursuant to the Plan, the number of shares covered by an award, the exercise price of options, the fair market values used to determine stock appreciation right and performance unit benefits and other matters related to the Plan and awards, will be adjusted by the Compensation Committee to reflect any stock dividend, stock split, share combination, merger, consolidation, asset spin-off, reorganization, or similar event.

Director Equity Compensation.  Directors who are not officers of the Company are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A Common Stock at the end of each calendar year. The per share price used for payment of these fees is established using the market value of Class A Common Stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. In addition, each director who is not an officer or employee of the Company receives a $30,000 annual retainer, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. These annual retainers are paid in cash or shares of Class A Common Stock at each director’s election. In addition, directors who are not officers of the Company are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A Common Stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant.

Emmis Retirement and Savings Plan.  The Company sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older, including our executive officers, who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (the “IRS”). The Company may make discretionary matching contributions to the plans in the form of cash or shares of our Class A Common Stock. During the year ended February 28, 2009, we elected to match annual employee 401(k) contributions up to a maximum of $1,000 per employee, made in Emmis Class A Common Stock. No discretionary 401(k) matching contributions were made during the year ended

February 28, 2010. In April 2010, we reinstated the discretionary 401(k) match. Employee contributions have been matched at 33% up to a maximum of 6% of eligible compensation. The Company’s discretionary contributions to the Plan totaled $0.9 million and $1.1 million for the years ended February 28, 2010 and February 28, 2011, respectively.

Employment Agreements.  From time to time, the Company enters into employment agreements with certain senior executive officers, under which performance bonuses may be payable either in cash or in Class A Common Stock, at our discretion. The Company has entered into such employment agreements with Mr. Jeffrey Smulyan, who serves as Chairman, Chief Executive Officer and President, Patrick Walsh, who serves as Chief Financial Officer and Chief Operating Officer, and with Mr. Richard Cummings, who serves as President of Emmis Radio Programming.

The foregoing descriptions of agreements and arrangements involving the Preferred Shares and Common Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

13.	Certain Legal Matters; Regulatory Approvals.

Under Indiana law and our certificate of incorporation, holders of Preferred Shares are not entitled to appraisal rights with respect to the Offer. We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Preferred Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Preferred Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Preferred Shares if any of the conditions in Section 7 (“Conditions of the Offer”) have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Preferred Shares tendered pursuant to the Offer pending the outcome of any such matter. Any approval or other action, if needed, may not be obtained or may not be able to be obtained without substantial cost or conditions. Furthermore, the failure to obtain the approval or other action might result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Preferred Shares tendered. See Section 7 (“Conditions of the Offer”).

14.	Material United States Federal Income Tax Consequences.

The following discussion describes the material United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular shareholder or to shareholders subject to special rules (including, without limitation, banks, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, real estate investment trusts or regulated investment companies, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to the alternative minimum tax, persons who hold Preferred Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Preferred Shares as compensation, including upon the exercise of employee stock options, and persons that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the sale of Preferred Shares acquired pursuant to our employee stock purchase plan or other employee benefit plans. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that shareholders hold the Preferred Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No legal opinion from U.S. legal counsel has been or will be sought or obtained regarding the U.S. federal income tax consequences of the Offer. In addition, this discussion is not binding on the IRS, and no ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed in this Offer to Purchase. There can be no assurance that the IRS will not challenge any of the conclusions described in this Offer to Purchase or that a U.S. court will not sustain such a challenge. As used herein, the term “U.S. Holder” means a beneficial owner of Preferred Shares that is:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or, if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Preferred Shares other than a U.S. Holder.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal tax purposes, holds Preferred Shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. This summary does not address any U.S. federal income tax issues that may be peculiar to a U.S. person that owns Preferred Shares through a pass-through entity, and a U.S. person that is an owner or partner of a pass-through entity holding Preferred Shares is urged to consult its own tax advisor.

Each shareholder is urged to consult his or her tax advisor as to the particular United States federal income tax consequences to such shareholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer.

The Offer will have no United States federal income tax consequences to shareholders that do not tender any Preferred Shares in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase — Sale or Exchange vs. Distribution.  The exchange of Preferred Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Preferred Shares purchased by us or as receiving a dividend distribution from us in respect of our stock as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Preferred Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, or (b) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Preferred Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Preferred Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Preferred Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Preferred Shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Preferred Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Preferred Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Preferred Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6 (“Conditional Tender of Preferred Shares”), which allows the U.S. Holder to tender Preferred Shares subject to the condition that a specified minimum number of the U.S. Holder’s Preferred Shares must be purchased by us if any such Preferred Shares so tendered are purchased.

Sale or Exchange Treatment.  If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Preferred Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Preferred Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Preferred Shares will be equal to the cost of the Preferred Shares to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Preferred Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Preferred Shares (generally, Preferred Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Preferred Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Preferred Shares are tendered.

Distribution Treatment.  If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Preferred Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by us in respect of our stock. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Preferred Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Preferred Shares exchanged. Currently, dividends are taxable at a maximum rate of 15% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Preferred Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Preferred Shares tendered will be transferred to any remaining shares held by such U.S. Holder.

To the extent that cash received in exchange for Preferred Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment.  Gain realized by a non-U.S. Holder on a sale of Preferred Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	our Preferred Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Preferred Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Preferred Shares are regularly traded on an established securities market, the Preferred Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Preferred Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Preferred Shares. If gain on the disposition of Preferred Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Distribution Treatment.  If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Preferred Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us in respect of our stock. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding for Non-U.S. Holders.  Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange of the Preferred Shares purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made to such shareholder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI. To the extent non-U.S. Holders tender Preferred Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such shareholder meets the “complete termination” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Sale or Exchange vs. Distribution” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding.

Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent backup withholding, each non-corporate shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A domestic entity that is treated as a disregarded entity for United States federal income tax purposes and that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Preferred Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Preferred Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Preferred Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Preferred Shares not previously accepted for payment or paid for and subject to applicable law, to postpone payment for Preferred Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 (“Conditions of the Offer”) by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Preferred Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Preferred Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 (“Conditions of the Offer”) have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Preferred Share purchase price range or by increasing or decreasing the value of Preferred Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price range to be paid for Preferred Shares or increase or decrease the value of Preferred Shares sought in the Offer (and thereby increase or decrease the number of Preferred Shares purchasable in the Offer), and, in the event of an increase in the value of Preferred Shares purchased in the Offer, the number of Preferred Shares accepted for payment in the Offer increases by more than 2% of the outstanding Preferred Shares, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

If we increase the value of Preferred Shares purchased in the Offer such that the additional amount of Preferred Shares accepted for payment in the Offer does not exceed 2% of the outstanding Preferred Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1 (“Number of Preferred Shares; Proration”).

16.	Fees and Expenses.

We have retained BNY Mellon Shareowner Services to act as Information Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Preferred Shares pursuant to the Offer. Shareholders holding Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Preferred Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Preferred Shares except as otherwise provided in Section 5 (“Purchase of Preferred Shares and Payment of Purchase Price”) hereof and Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Preferred Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Preferred Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 (“Certain Information Concerning Us”) with respect to information concerning the Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS, WITH EIGHT DIRECTORS IN FAVOR AND ONE DIRECTOR (WHO WAS THE REMAINING DIRECTOR APPOINTED BY THE HOLDERS OF THE PREFERRED SHARES) DISSENTING, HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR BNY MELLON SHAREOWNER SERVICES, THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PREFERRED SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR PREFERRED SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PREFERRED SHARES AND, IF SO, HOW MANY PREFERRED SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2 (“PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”).

EMMIS COMMUNICATIONS CORPORATION

December 1, 2011

The Letter of Transmittal and certificates for Preferred Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Preferred Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Preferred Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Preferred Share certificates will not be accepted.

The Depositary for the Offer is:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

By First Class Mail:	By Facsimile Transmission (for eligible institutions only):	By Overnight Courier or by Hand:

BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	(201) 680-4626 To Confirm Facsimile Transmissions: (201) 680-4860 (For Confirmation Only)	BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

By Registered or Certified Mail:

BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.,
27th Floor
P.O. Box 3301
South Hackensack, NJ 07606

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth on the following page. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Call Toll Free: (866) 301-0524
Call Collect: (201) 680-6579